AMENDMENT NO. 1 WITH RESPECT TO NOTE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 WITH RESPECT TO NOTE PURCHASE AGREEMENT (this “Amendment”) is executed and delivered as of July 5, 2016 (“Effective Date”) by and among PLEXUS CORP., a Wisconsin corporation (the “Company”), and METROPOLITAN LIFE INSURANCE COMPANY, METLIFE INSURANCE COMPANY USA, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, STATE OF WISCONSIN INVESTMENT BOARD, CMFG LIFE INSURANCE COMPANY, TRAVELERS CASUALTY INSURANCE COMPANY OF AMERICA and ASSURITY LIFE INSURANCE COMPANY (collectively, the “Holders”). All capitalized terms used herein without definition shall have the same meanings as set forth in the Note Purchase Agreement (as defined below).
RECITALS

A.
The Company and the Holders are party to the Note Purchase Agreement dated as of April 21, 2011, whereby the Company issued and sold $175,000,000 in aggregate principal amount of its 5.20% Senior Notes due June 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”). Certain of the Holders were the initial Purchasers under the Note Purchase Agreement.

B.
The Company is party to the Credit Agreement dated as of May 15, 2012, among the Company, as borrower, the lenders from time to time party thereto and U.S. Bank National Association, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by the Omnibus Amendment dated as of May 15, 2014, the “Credit Agreement”).

C.
Section 6.10 of the Credit Agreement permits the Company and its Subsidiaries to create, incur or suffer to exist “Indebtedness” as such term is defined in the Credit Agreement only as specifically identified, including “other Indebtedness” that, in the aggregate, does not exceed $150,000,000 at any time outstanding. The Company has requested the Holders amend the Note Purchase Agreement to provide the Company and its Subsidiaries with such exception for the creation, incurrence or sufferance of other Indebtedness as permitted in Section 6.10(f) of the Credit Agreement.

D.
Section 10.3 of the Note Purchase Agreement restricts the Company and its Subsidiaries to create, incur or permit liens on Property of the Company. The Company has requested the Holders to amend the Note Purchase Agreement to provide the Company and its Subsidiaries the flexibility to incur liens on property as long as such liens are subject to a qualified asset sale pursuant to Section 10.4 of the Note Purchase Agreement.

E.
Section 6.12(d) of the Credit Agreement permits the Company and its Subsidiaries to make leases, sales or other dispositions of Property during any twelve-month period that, in the aggregate, do not constitute a “Substantial Portion” of the Property of the Company and its Subsidiaries. The Company has requested the Holders amend the Note Purchase Agreement to provide the Company and its Subsidiaries with such exception for leases, sales or other dispositions of Property as permitted in Section 6.12(d) of the Credit Agreement.

F.
Section 6.14 of the Credit Agreement permits the Company and its Subsidiaries to enter into any “Acquisitions” that qualify as a “Permitted Acquisitions,” as such term is defined in the Credit Agreement. The Company has requested the Holders amend the Note Purchase Agreement to provide the Company and its Subsidiaries the flexibility to enter into transactions as long as such transactions are “Permitted Acquisitions” as defined in Article I of the Credit Agreement.

G.	As a result of the substantive changes summarized above, a number of defined terms will be restated and/or omitted in their entirety, as set forth herein.

H.
The Company is party to the Amended and Restated Agreement (Gated) with General Electric Capital Corporation (“GE Capital”) dated as of March 22, 2013 (as amended, modified or otherwise supplemented from time to time, the “Existing Receivables Purchase Agreement”) that amended and restated in its entirety an earlier agreement between GE Capital and the Company dated as of October 29, 2009. Pursuant to the Confirmation Letter dated as of February 9, 2015 (the “Confirmation Letter”), the Holders confirmed the Existing Receivables Purchase Agreement is permitted under the Note Purchase Agreement and the existence of such agreement and the exercise of the Company’s and its Subsidiaries’ rights and obligations thereunder in accordance with the terms thereof, do not cause a Default or Event of Default under the Note Purchase Agreement, and waived the Defaults or Events of Default, if any, that may have arisen or arise from the failure to identify and to carve out the Existing Receivables Purchase Agreement from the applicable negative covenants under Sections 10.2, 10.3 or 10.4 of the Note Purchase Agreement and the exercise of the Company’s and its Subsidiaries’ rights and obligations thereunder in accordance with the terms thereof.

I.	The Holders have agreed to provide such amendment, and to reaffirm the confirmations and waivers provided in the Confirmation Letter, on the terms and conditions set forth herein.

AGREEMENT

1.    Recitals. The recitals are incorporated by reference herein.

2.    Amendments. Subject to the satisfaction of the condition set forth in Section 4, below, the following amendments are hereby agreed to by the Parties:

a.    Section 10.2 of the Note Purchase Agreement is hereby amended by deleting Section 10.2 in its entirety and inserting the following as a new Section 10.2:
Section 10.2.    Limitations on Borrowings. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness except:
(a)    the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability (each as defined in the Bank Credit Agreement) of the Company and its Subsidiaries owing to the Administrative Agent and the lenders (and their Affiliates) under the Bank Credit Agreement, and (ii) the Notes or any Subsidiary Guaranty;
(b)    Indebtedness existing on the Effective Date of Amendment No. 1 with Respect to Note Purchase Agreement and described in Schedule 5.15 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof;

(c)    obligations of the Company arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business;
(d)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(e)    intercompany Indebtedness from time to time owing among the Company and its Subsidiaries, to the extent expressly provided in the Bank Credit Agreement;
(f)    other Indebtedness, provided that the aggregate amount of such other Indebtedness does not exceed $150,000,000 at any time outstanding.
b.    Section 10.3 of the Note Purchase Agreement is hereby amended by replacing the “; and” at the end of clause (i) with “,”, replacing the “.” at the end of clause (j) with “; and” and adding a new clause (k) after Section 10.3(j), as follows:
(k)    Liens created, incurred or permitted to exist on any Property sold, transferred, leased or otherwise disposed of as permitted in Section 10.4 of this Agreement.
c.    Section 10.4 of the Note Purchase Agreement is hereby amended by deleting the word “and” at the end of clause (e), and by deleting clause (f) in its entirety and inserting the following as new clauses (f) and (g):
(f)     the leases, sales or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this clause (f) during the twelve-month period ending with the month in which any such leases, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries; and
(g)     any lease, sale or other disposition of Property made pursuant to a Factoring Transaction.
d.    Section 10.5 of the Note Purchase Agreement is hereby amended by deleting the penultimate proviso to Section 10.5 in its entirety and inserting the following:
provided, however, that the foregoing shall not operate to prevent (i) the declaration or payment of dividends or distributions by any Subsidiary to the Company or to a Wholly-owned Subsidiary, or (ii) the declaration or payment of dividends or distributions on its capital stock or other equity interests of the Company, or the purchase, redemption or other acquisition by the Company of its capital stock or other equity interests or any warrants, options or similar instruments to acquire the same, so long as (x) the pro forma Total Leverage Ratio is less than 3.0 to 1.0 before and after giving effect to such declaration or payment of dividends or distributions or such purchase, redemption or acquisition, and (y) no Default or Event of Default exists or would be caused thereby.

e.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency ) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company; provided, however, that Customer Divestiture transactions are not considered Acquisitions for purposes of this Agreement.
“Administrative Agent” means U.S. Bank, as administrative agent under the Bank Credit Agreement, and its successors and assigns.
“Bank Credit Agreement” means the Credit Agreement dated as of May 15, 2012, among the Company, as borrower, the lenders from time to time party thereto and U.S. Bank National Association, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by the Omnibus Amendment dated as of May 15, 2014).
“Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) Consolidated EBIT for the most recent four fiscal quarters of the Company then ended to (b) Consolidated Interest Expense for the most recent four fiscal quarters of the Company then ended.
“Permitted Acquisitions” means any Acquisition made by the Company or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.14 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Company’s or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) the Company shall have furnished to the Holders a certificate demonstrating in reasonable detail (i) a pro forma Total Leverage Ratio of less than 3.0 to 1.0 for the four (4) fiscal quarter period most recently ended prior to the date of such Acquisition and (ii) pro forma compliance with the financial covenant contained in Section 10.1(b) for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Total Leverage Ratio” means, as of the date of calculation, the ratio of (i) Consolidated Total Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Company’s then most-recently ended four (4) fiscal quarters.
f.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by deleting the definitions of “Adjusted EBITDA,” “EBIT” and “EBITDA” in their entirety and inserting the following new definitions in appropriate alphabetical order:
“Consolidated EBIT” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (iv) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) income tax credits and refunds (to the extent not netted from tax expense in clause (ii) above) and (3) any cash payments made during such period in respect of items described in clauses (iii) or (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBIT for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBIT for such Reference Period shall be reduced by an amount equal to the Consolidated EBIT (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBIT (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBIT for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) income tax credits and refunds (to the extent not netted from tax expense in clause (ii) above) and (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
g.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by deleting the definition of “Debt” in its entirety, and inserting the following new definition in appropriate alphabetical order:
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money (including the obligations hereunder), (ii) obligations representing the deferred purchase price of the Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customer in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Hedging Transactions and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
h.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by deleting the definition of “Interest Expense” in its entirety, and inserting the following new definitions in appropriate alphabetical order:
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period. For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Reference Period” means a period of four (4) consecutive fiscal quarters.

i.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by deleting the definition of “Net Income” in its entirety, and inserting the following new definition in appropriate alphabetical order:
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.
j.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by deleting the definition of “Total Funded Debt” in its entirety, and inserting the following new definition in appropriate alphabetical order:
“Consolidated Total Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.
k.    Schedule B (Defined Terms) of the Note Purchase Agreement is hereby amended by inserting the following new definitions in appropriate alphabetical order:
“Contingent Obligations” means of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Customer Divestiture” means the necessary acquisition of Property of a new or existing customer by Company or its Subsidiaries in order to transition from such customer services offered by Company in its ordinary course of business. Such Property may include, but is not limited to, inventory, test fixtures, equipment, assignment/assumption of purchase commitments and hiring of personnel to ensure success of such transition. Customer Divestiture shall not include acquisition of real property of a customer of the Company.
“Factoring Transaction” means a receivables sales transaction in which Company or any Subsidiary agrees to sell certain receivables of Company to a counterparty in order to secure early payment and to improve working capital, conditioned upon the following: (i) the counterparty to which the receivable is sold is vetted through Company’s internal process validating the creditworthiness of such counterparty and the proposed Factoring Transaction is approved by the Chief Financial Officer of Company; and (ii) the discount provided on any such receivables sale transactions is not greater than the 3-month LIBOR rate plus three percent (3%) of the gross amount of the invoice; and (iii) a true sale opinion has been obtained and the Company or its Subsidiary is accounting for such as a true sale without recourse.
“Hedging Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000.
“Material Disposition” means any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Transaction as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Substantial Portion” means with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Company and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
l.    The Note Purchase Agreement is amended by replacing each instance of the defined, capitalized term “Debt” with the term “Indebtedness” in its place.
m.    Section 10.1(c)(ii) of the Note Purchase Agreement is hereby amended by deleting “Net Income” in its entirety and inserting “Consolidated Net Income” in its place.
n.    Subject to the satisfaction of the condition set forth in Section 4 below, the Note Purchase Agreement is hereby amended by deleting Schedule 5.15 in its entirety and replacing it with a new Schedule 5.15, attached to this Amendment, to the Note Purchase Agreement.
3.    Confirmation. Subject to the satisfaction of the condition set forth in Section 4 below, the Required Holders hereby reaffirm the Confirmation Letter, including, without limitation, the confirmations and waivers provided therein.

4.    Condition of Effectiveness. This Amendment shall be deemed to have become effective as of the date hereof, but such effectiveness shall be subject to the condition precedent that the Holders shall have received executed counterparts of this Amendment duly executed and delivered by the Company and the Required Holders in accordance with Section 17 of the Note Purchase Agreement.

5.    Representation and Warranties. In order to induce the Holders to provide this Amendment, the Company hereby (i) confirms and restates all representations and warranties made by it in the Note Purchase Agreement as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date) and (ii) confirms that, after giving effect hereto, no Default or Event of Default has occurred and is continuing.

6.    Effect on the Note Purchase Agreement; Reaffirmation; Expenses.

a.    Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Note Purchase Agreement, as modified hereby.

b.    Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any rights, power or remedy of the Holders under the Note Purchase Agreement or any other documents executed in connection with the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement nor any other document executed in connection therewith, and the Note Purchase Agreement shall remain in full force and effect in accordance with its original terms.

c.    The Company agrees that this Amendment shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, the Note Purchase Agreement and each of the Notes, confirms, ratifies and reaffirms its obligations under the Note Purchase Agreement and each of the Notes, and agrees that the Note Purchase Agreement and each of the Notes remain in full force and effect and are hereby ratified and confirmed.

d.    By signing below, each Subsidiary Guarantor agrees that this Amendment shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, the Subsidiary Guaranty, confirms, ratifies and reaffirms its obligations under the Subsidiary Guaranty, and agrees that the Subsidiary Guaranty remains in full force and effect and is hereby ratified and confirmed.

e.    The Company agree to reimburse the Holders for all reasonable and documented, out-of-pocket costs and expenses incurred by the Holders in connection with this Amendment.

7.    GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Without limiting the general applicability of the foregoing to this Amendment and the parties hereto, the terms of Sections 20 and 22 of the Note Purchase Agreement are incorporated herein by reference, mutatis mutandis.

8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.    Counterparts. This Amendment may be executed by one or more of the parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

PLEXUS CORP.

By: /s/ Patrick J. Jermain
Name:    Patrick Jermain
Title:    Vice President and Chief Financial Officer

[SIGNATURE PAGES FOLLOW]

ACKNOWLEDGED BY:

PLEXUS INTL. SALES & LOGISTICS, LLC

By: /s/ Patrick J. Jermain
Name:    Patrick J. Jermain
Title:    Vice President, Treasurer & Asst. Secretary

PLEXUS QS, LLC

By: /s/ Patrick J. Jermain
Name:    Patrick J. Jermain
Title:    Vice President, Treasurer & Asst. Secretary

PLEXUS MANAGEMENT SERVICES CORPORATION

By: /s/ Patrick J. Jermain
Name:    Patrick J. Jermain
Title:    Vice President, Treasurer & Asst. Secretary

PLEXUS INTERNATIONAL SERVICES, INC.

By: /s/ Patrick J. Jermain
Name:    Patrick J. Jermain
Title:    Vice President, Treasurer & Asst. Secretary

PTL INFORMATION TECHNOLOGY SERVICES CORP.

By: /s/ Patrick J. Jermain
Name:    Patrick J. Jermain
Title:    President & Treasurer

PLEXUS AEROSPACE, DEFENSE AND SECURITY SERVICES, LLC

By: /s/ Steven J. Frisch
Name:    Steven J. Frisch
Title:    President & Manager

[SIGNATURE PAGES FOLLOW]

This Amendment No. 1 with Respect to Note Purchase Agreement is hereby accepted and agreed to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY, as a Holder

METLIFE INSURANCE COMPANY USA, as a Holder
As Successor By Merger To
MetLife Investors Insurance Company and
MetLife Investors USA Insurance Company
By: Metropolitan Life Insurance Company, its Investment Manager

By: /s/ John A. Wills
Name:    John A. Wills
Title:    Senior Vice President

[SIGNATURE PAGES FOLLOW]

Signature Page to
Amendment No. 1 with Respect to Note Purchase Agreement

This Amendment No. 1 with Respect to Note Purchase Agreement is hereby accepted and agreed to as of the date thereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as a Holder

By: /s/ Ho Young Lee
Name:    Ho Young Lee
Title:    Managing Director

Signature Page to
Amendment No. 1 with Respect to Note Purchase Agreement

SCHEDULE 5.15

EXISTING DEBT

Exhibit to
Note Purchase Agreement Amendment No. 1